Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2012 Stock Incentive Plan, the 2021 Equity Incentive Plan, and the 2021 Employee Stock Purchase Plan of Cyteir Therapeutics, Inc. of our report dated March 26, 2021, except for Note 14(b), as to which the date is June 14, 2021, with respect to the consolidated financial statements of Cyteir Therapeutics, Inc. included in its Registration Statement (Form S-1 No. 333- 256601) and related Prospectus of Cyteir Therapeutics, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
July 15, 2021